     As filed with the Securities and Exchange Commission on May 7, 1998
                                                       Registration No.333-48759
                   ========================================
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                             --------------------

                                Amendment No. 1
                                       to
                                      FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                              --------------------
                       INTERACTIVE ENTERTAINMENT LIMITED
               (Exact name of registrant as specified in charter)

                                         845 Crossover Lane, Suite D-215
                                             Memphis, Tennessee 38117
            Bermuda                               (901) 537-3800                      98-0170199
(State or other jurisdiction of    (Address, including zip code, and telephone     (I.R.S. Employer
incorporation or organization)     number, including area code, of registrant's   Identification No.)
                                           principal executive offices)

                              --------------------
                                 David B. Lamm
                        845 Crossover Lane, Suite D-215
                            Memphis, Tennessee 38117
                                 (901) 537-3800
           (Name, address, including zip code, and telephone number,
                  including area code, of agent for service.)

                                    Copy to:

                               Andrew W. McCune
                               Altheimer & Gray
                       10 South Wacker Drive, Suite 4000
                            Chicago, Illinois 60606
                                (312) 715-4000

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [_]
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]
_______________________________
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]
--------------------
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [_]
                        CALCULATION OF REGISTRATION FEE

=================================================================================================================
Title of Each Class of Securities to be     Amount to be     Proposed Maximum     Proposed Maximum    Amount of
 Registered                                 Registered(1)     Offering Price         Aggregate       Registration
                                                                Per Unit(2)           Offering           Fee
                                                                                     Price(2)
-----------------------------------------------------------------------------------------------------------------
Common Stock, $0.01 par value per share       3,238,385     $     2.8125(3)        $ 8,646,667(3)   $ 2,550(3)
=================================================================================================================

(1) Includes a presently indeterminate number of shares issued or issuable upon conversion of or otherwise in respect of the Registrant's common or preference shares or warrants, as such number may be adjusted as a result of stock splits, stock dividends, antidilution and conversion provisions to the extent permitted by Rule 416 of Regulation C under the Securities Act of 1933, as amended (the "Securities Act").

(2)  Estimated solely for the purpose of calculating the registration fee.
(3) A registration fee of $2,313 (2,952,262 shares at a proposed maximum offering price per share of $2.65625 and a proposed maximum aggregate offering price of $7,841,946) was paid by the Registrant on March 26, 1998 with the initial filing of this Registration Statement. An additional fee of $237 accompanies this Amendment No. 1 pursuant to Rule 457 of Regulation C under the Securities Act based upon the additional 286,123 shares registered hereby and the average of the high and low sale prices on the Nasdaq SmallCap Market on May 5, 1998 and a proposed maximum aggregate offering price of $804,721 for such additional shares.
                             --------------------
          The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

                    SUBJECT TO COMPLETION, DATED MAY 7, 1998
PROSPECTUS

                                2,004,691 Shares
                           INTERACTIVE ENTERTAINMENT
                                    LIMITED
                                  Common Stock


   This Prospectus relates to the offer and resale by certain selling shareholders (collectively, the "Selling Shareholders") of up to 2,004,691 common shares, $0.01 par value per share ("Common Stock"), of Interactive Entertainment Limited, a Bermuda exempted company ("IEL" or the "Company"). Of the shares offered hereby, 560,770 shares are being offered by Proprietary Convertible Investment Group Inc. ("PCIG"), 560,770 shares are being offered by CC Investments, LDC ("CCI"), 112,154 shares are being offered by Palisades Holdings, Inc. ("PHI"), 748,997 shares are being offered by Henderson International Investments Limited ("HIIL") and 22,000 shares are being offered by Jay Jacobson. See "Selling Shareholders" and "Plan of Distribution."


   The Common Stock to be sold by PCIG, CCI and PHI was issued in connection with a private placement of convertible preferred securities and warrants to purchase Common Stock (the "Private Placement"). The Company has agreed with PCIG, CCI and PHI to register 200% of the number of shares Common Stock which could currently be issued upon conversion of the preferred shares and exercise of the warrants purchased as part of the Private Placement, which shares are included in the 2,004,691 shares of Common Stock offered hereby. HIIL purchased its shares pursuant to a Subscription Agreement with the Company dated October 22, 1997 and amended April 2, 1998 (the "HIIL Subscription Agreement") and received, as term of its investment, the right to include such shares in a registration statement filed on behalf of PCIG and CCI. Mr. Jacobson received his shares of Common Stock to be sold hereunder pursuant to an agreement in March, 1997 to settle certain amounts owed by the Company for financial relations services previously performed by Mr. Jacobson on behalf of the Company. See "Risk Factors--Shares Eligible for Future Sale; Possible Effect on Additional Equity Financing."


   The Company has also agreed to pay certain fees and expenses incident to such registration. It is estimated that the fees and expenses payable by the Company in connection with the registration of the Common Stock will be approximately $100,000. The Company intends to keep the registration statement, of which this Prospectus is a part, effective until no later than June 30, 2000. See "Selling Shareholders" and "Plan of Distribution."


   The Company's Common Stock is quoted on the National Association of Securities Dealers Automated Quotation System SmallCap Market ("Nasdaq"), under the symbol IELSF. On May 6, 1998, the last reported sale price of the Company's Common Stock on Nasdaq was $2.625 per share. SEE "RISK FACTORS" BEGINNING ON PAGE 5 FOR FACTORS TO BE CONSIDERED IN CONNECTION WITH A PURCHASE OF SHARES OF COMMON STOCK. Potential purchasers of Common Stock are advised that an investment in shares of Common Stock is highly speculative and only those purchasers who can afford to lose their entire investment should purchase shares of Common Stock.

   The Selling Shareholders directly, through agents designated from time to time, or through brokers, dealers or underwriters also to be designated, may sell the shares of Common Stock being offered hereby from time to time through Nasdaq, any other securities exchange on which the Common Stock may be listed or the over the counter market or through the writing of options on or settlement of short sales of the Company Stock, at prices and on terms then prevailing thereon, or in negotiated transactions or otherwise. See "Plan of Distribution." Each of the Selling Shareholders reserves the sole right to accept and, together with its agents, brokers, dealers or underwriters from time to time, to reject in whole or in part any proposed purchase of shares of Common Stock to be made directly or through any such agents, brokers, dealers or underwriters.

   The Selling Shareholders and any broker, dealers, agents or underwriters that participate with the Selling Shareholders in the distribution of the shares of Common Stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any commissions received by them and any profit on the resale of shares of Common Stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. See "Plan of Distribution" herein for indemnification arrangements among the Company and the Selling Shareholders.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
              COMMISSION  NOR  HAS  THE  SECURITIES  AND  EXCHANGE
                 COMMISSION OR ANY STATE SECURITIES COMMISSION
                    PASSED UPON THE ACCURACY OR ADEQUACY OF
                   THIS   PROSPECTUS.    ANY   REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  The date of this Prospectus is       , 1998

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
Information contained herein is subject to completion or amendment.   A
registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

    No dealer, salesperson or any other person is authorized to give any information or make any representations in connection with the offering other than those contained in this Prospectus, and if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or solicitation of an offer to buy by anyone in any jurisdiction in which such offer to sell or solicitation is not authorized, or in which the person making such offer is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to the date hereof.

                      DOCUMENTS INCORPORATED BY REFERENCE

    The following documents have been filed with the Securities and Exchange Commission (the "Commission") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and are incorporated herein by reference:


   (1) the Annual Report on Form 10-K of the Company for the year ended December 31, 1997.

    All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the shares of Common Stock shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

    Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    The Company will provide without charge to each person to whom this Prospectus has been delivered, upon written or oral request, a copy of any or all of the documents referred to above which have been or may be incorporated by reference herein, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference therein). Requests for such copies should be directed to Interactive Entertainment Limited, 845 Crossover Lane, Suite D-215, Memphis, Tennessee 38117, Attention: David B. Lamm, Corporate Secretary, telephone number (901) 537-3800. Copies of certain of these documents may also be obtained from the website maintained by the Commission at http://www.sec.gov.

                          FORWARD-LOOKING STATEMENTS

     This Prospectus contains forward-looking statements that include, among others, statements concerning the Company's plans to implement its software products, commence generating revenue from certain of its products, expectations as to funding its capital requirements, the impact of competition, future plans and strategies, statements which include the words "believe," "expect" and "anticipate," and other statements of expectations, beliefs, anticipated developments and other matters that are not historical facts. These statements reflect the Company's views with respect to such matters. Management cautions the reader that these forward-looking statements are subject to risks and uncertainties, including those described in the information set forth in "The Company," "Risk Factors," "Description of Capital Stock" and "Shares Eligible for Future Sale" and the documents incorporated into this Prospectus by reference that could cause actual events or results to materially differ from those expressed or implied by the statements.

                                  THE COMPANY

     IEL is in the business of developing a proprietary self-contained computerized gaming system and acquiring additional games technology each for commercialization in inflight use by international airline passengers and by patrons in other non-traditional gaming venues. Many cultures do not approve of gaming and many countries have prohibitions against or restrictions on gaming. It is unknown how these cultural preferences may affect demand for inflight gaming or how provision of inflight gaming might be regulated. Currently, gaming is prohibited under U.S. law on flights to or from the United States on a foreign air carrier, as well as all international flights of U.S. carriers and all commercial flights within U.S. airspace. Other jurisdictions have also imposed similar restrictions or restrictions on advertising or similar promotional efforts which could reduce utilization of the program from projected levels. Also, individual airlines or credit card companies may place restrictions on aggregate and per-player losses, limitations on the amount of individual wagers or other restrictions, which may limit the amount of revenue generated by inflight gaming.

     The Company's core product is marketed under the trade name Sky Games(TM). The Sky Games(TM) system was developed to introduce gaming to international airline passengers. The system is designed to enable users to play a number of casino-type games from their seats by way of a built-in, color, interactive, in-seat monitor. The product design in its current form has only recently been possible since audio-video interactive inflight entertainment hardware ("IFE") systems have only recently been commercially introduced. In order to operate the Sky Games(TM) system in commercial settings, the Company must provide additional hardware and software systems necessary to properly record and account for gaming activities by patrons. The Company has designed accounting and financial control systems for the management of inflight gaming operations. Inflight gaming transactions will be conducted through major credit cards. The major credit card companies have developed rules for the use of their cards with inflight gaming wherein, presently, the maximum purchase of gaming credits on a credit card is U.S. $350 and winnings are capped at U.S. $3,500. The Sky Games(TM) system is being integrated with the IFE systems offered by Matsushita Avionics Systems Corporation and is also intended to interface with systems manufactured by other leading manufacturers, including, among others, B/E Aerospace, Inc. ("B/EA"), Rockwell International Corp., Sony Trans Com Inc. and The Network Connection, Inc. The Company does not believe that it has exposure to the "Year 2000 Problem." Software developed by the Company is compliant with dates in the year 2000. The Company uses commercial software produced by a variety of vendors and believes that all of its major systems are compliant.

     IEL announced its first contract, which is with Singapore Airlines ("SIA"), in April of 1996. IEL has not yet received and may never receive revenues under its contract with SIA. Negotiations are under way with a number of other carriers in Asia and Europe, and the Company expects it will secure additional airline contracts if it is able to successfully launch its games on SIA.

     IEL's agreement with SIA sets forth a specific testing protocol of the Sky Games(TM) system which, upon successful completion, is intended to result in a staged roll-out of the system. The roll-out is to be made ultimately to all classes of service on SIA's fleet of 53 wide-body aircraft. The pace of the roll-out depends on various factors such as acceptance of the system, time for crew training, necessity of addressing technical issues and the like. As a result, there is no timetable for the roll-out and one cannot be predicted.

  IEL has currently progressed to the final testing protocol of testing live inflight gaming before commencement of the roll-out. IEL is currently working with SIA to achieve compliance by the Sky Games(TM) system with this final protocol. IEL believes it has identified the problems which have been encountered in this final protocol and believes it can correct them without significant time or expense. IEL and SIA are scheduling a new test of the system. However, there can be no assurance that the system will pass the final protocol on the next attempt or any subsequent attempt. IEL has encountered minor technical problems which have prevented successful completion of the protocol.

Such minor technical problems or more significant issues could arise in subsequent attempts. SIA can terminate its agreement with IEL if the system cannot pass the protocol after a reasonable number of attempts.

     Based on conversations with SIA, the Company expects that if SIA accepts the Company's software on the first aircraft, that aircraft will be flown for up to two months to evaluate: (i) acceptance of the system by passengers; and (ii) the effectiveness of the already completed crew training and to identify and, if necessary, correct any technical issues that may be discovered during operations. Upon an evaluation satisfactory to SIA, it is expected that the system would then be rolled out to the remaining SIA fleet of wide-body aircraft over a period of up to 24 months. It is in SIA's discretion to determine when and whether the performance of the Company's software is sufficient such that it is acceptable to SIA. See "Risk Factors--Long Term Development of Technologies; Limited Commercialization of Products to Date; --Uncertainty of Achieving Business Objective; --Inability to Integrate Software; and --New and Untested Product; Competition; Possible Restrictions."

     IEL anticipates that the IFE industry will grow rapidly over the next three to five years as airlines commit to interactive IFE hardware based on improved product reliability and demonstrated revenue generation. Accordingly, the Company is committed to building its core business by focusing initially on the airline market, but it is also investigating the potential of other venues such as cruise ships, ferry boats, trains and hotel rooms. IEL has licensed its Sky Games(TM) software as it existed on June 17, 1997 to subsidiaries of Harrah's Entertainment, Inc. solely for use by Harrah's in traditional casino venues, owned, operated or managed by Harrah's. The license is royalty-free, worldwide and non-terminable.

     IEL recently acquired London-based Inflight Interactive Limited ("IIL"). The acquisition has resulted in increased product offerings in the way of computerized games of skill and amusement. As a result of this acquisition, IEL anticipates that it will gain greater market access to the world's leading air carriers. The acquisition of IIL enables the Company to equip interested carriers with computerized games of skill and amusement as possibly a forerunner to supplying inflight gaming. IIL's games are marketed under the trade name
Sky Play(TM) and are in use on over 50 aircraft operated by Cathay Pacific, Egypt Air, Lauda Air, Malaysia Airlines, Saudi Arabian Airlines and Virgin Atlantic. Negotiations are underway with several other international carriers.

     IEL has been working on the development and application of its Sky Games(TM) system for cruise and ferry lines. As a possible extension of IEL's core business strategy, it is conducting a trial installation of in-cabin gaming on board Princess Cruises' Sun Princess. IEL is working on the installation jointly with Transdigital Communications Corporation ("TCC") in Brea, California. IEL is the supplier of both the gaming software and the interfaces with Princess' guest billing system. The software is integrated with TCC's Transtar interactive video system which, among other features, enables a passenger to gamble using the television set in the cabin or stateroom. The trial will be conducted in approximately 100 cabins. The purpose of the trial is to give Princess Cruises, TCC and IEL an opportunity to evaluate the viability of in-cabin gaming on a cruise ship.

     IEL has also completed the work necessary to make its Sky Play(TM) games software compatible with all the major inflight interactive video systems. This allows airlines who have interactive video systems from more than one manufacturer to offer their passengers a consistent entertainment product across their fleet. This cross-system compatibility is a feature only offered by IEL's Sky Play(TM) games. The games have been successfully integrated with the Matsushita 2000E, Rockwell Collins Passenger Systems Total Entertainment System
(TES), Sony Trans Com Inc. P@ssport, B/EA MDDS and the GMIS 27001K systems.

     The mailing address of IEL's principal executive offices is 845 Crossover Lane, Suite D-215, Memphis, Tennessee 38117, and its telephone number is (901) 537-3800.

                                 RISK FACTORS

     The securities offered hereby are highly speculative and prospective purchasers should be aware that the purchase of such securities involves a high degree of risk. In addition to other information in this Prospectus, the following factors should be considered carefully in evaluating the Company before purchasing the securities offered hereby. This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in the following risk factors and elsewhere in this Prospectus.

History of Operating Losses and Accumulated Deficit

     The Company commenced its software development operations in 1992 through a wholly-owned subsidiary, Sky Games International Corp., a Nevada corporation, which was formed to acquire, develop and commercialize entertainment technologies from Sky Games International, Inc. ("SGII") on November 7, 1991. Effective December 30, 1994, an indirect, majority-owned subsidiary of the Company was formed under the name Interactive Entertainment Limited ("Old IEL") by the Company along with Harrah's Entertainment, Inc., a large US-based gaming company ("Harrah's"), through subsidiaries of Harrah's (the "Harrah's Entities") as the minority equity holder. At that time, Old IEL acquired the Company's rights to the Company's inflight gaming technology so it could be developed and managed by the Harrah's Entities. On June 17, 1997, the Company reorganized by amalgamating (the "Amalgamations") with its subsidiaries involved in the development of the inflight gaming technology, including Old IEL, and exchanging the Harrah's Entities' equity ownership and their contractual rights to manage Old IEL for an approximate 38.2% equity interest in the Company at such time. The Company is now responsible for the development of and commercialization of its inflight gaming software which has not yet been used in any commercial application. The Company has experienced significant operating losses and, as of December 31, 1997, had an accumulated deficit of approximately $47.5 million. The Company expects that it will continue to have a high level of operating expenses and will be required to make significant up-front expenditures in connection with development, marketing and implementation of its inflight gaming technology. As a result, the Company anticipates significant additional operating losses for 1998 and that such losses will continue thereafter until such time, if ever, as the Company is able to generate sufficient revenues to sustain its operations. There can be no assurance that the Company will ever achieve profitable operations.

Significant Liquidity Restraints; Need for Additional Financing

     The Company's cash available for funding its operations as of December 31, 1997 was $1,240,000. As of such date, the Company had trade payables and accrued liabilities of $644,000. The Company currently has average monthly cash expenses of approximately $450,000. Since the Company does not expect to generate substantial revenues from the sale of any products, services or technologies in the immediate future, the Company will require substantial additional funds from other sources to complete its research and development, to conduct additional tests and to market its product. The Company will attempt to acquire funds for these purposes through operations, additional equity or debt financings, collaborative arrangements with corporate partners or from other sources. No assurance can be given that these funds will be available for the Company to finance its development on acceptable terms, if at all. Pursuant to various agreements with current holders of its equity, the Company is limited as to its ability to incur indebtedness and the price as to which it can sell its equity securities. If adequate funds are not available from operations or additional sources of funding, the Company's business will suffer a material adverse effect.

Ability to Meet Dividend Obligations

    Dividends are payable quarterly in cash on the outstanding shares of Class A Preference Shares at the rate of 9% per annum (or approximately $63,000 per quarter) and on the outstanding shares of Series A and Series B Class B Preference Shares at the rate of 8% per annum (or approximately $26,400 per quarter). While the Company currently has adequate cash reserves for its next quarterly dividend obligations, the Company's ability to pay dividends on the Class A Preference Shares and the Series A and Series B Class B Preference Shares is dependent upon receiving revenue from IEL's contract with SIA or obtaining alternate financing, as to which there can be no assurance. Failure to make such payments would have a material adverse effect on the Company. Upon proper prior notification, the Company has the option of paying dividends on the Series A and Series B Class B Preference Shares in shares of Common Stock. See "Description of Capital Stock--Class A Preference Shares and --Class B Preference Shares."

Long Term Development of Technologies; Limited Commercialization of Products to Date

  The Company has not yet begun to generate significant revenues from the sale of products, services or technologies. Fees from the Company's Sky Play/TM/ software are currently approximately $20,000 per month. Because the Company's products are software which is continually being enhanced and revised, the Company's products and technologies will require continuing commercialization. There can be no assurance that such products or technologies will be successfully developed, prove an entertainment alternative selected by passengers or be successfully commercialized and marketed. See "Markets and Marketing" and "New and Untested Products; Competition; Possible Restrictions."

Markets and Marketing

  In the very competitive airline market, airlines are seeking a distinctive, competitive edge to attract and retain paying customers. Entertainment and service systems are forming a part of airlines' current business strategy. IEL's primary target market is Asian and Pacific Rim airlines whose passengers, with certain exceptions, generally have a broad cultural acceptance of gaming. IEL believes that the Latin American and European markets may also hold strong potential. Gaming is prohibited on the aircraft of U.S. commercial air carriers and on all flights to and from the United States. Recent economic developments in Asia may cause airlines to cancel or delay purchases of new aircraft and/or IFE systems. Most airlines serving the Asian market have recently reported a decrease in passenger load factors, and some have announced reductions in flight frequencies and eliminations of service to some markets. It is possible that these events will adversely affect IEL's ability to execute its business plan. See "New and Untested Product; Competition; Possible Restrictions" and "Currency Fluctuations."

Uncertainty of Achieving Business Objective

  The business of IEL is currently focused on developing IEL's inflight gaming software and becoming the preeminent provider of inflight entertainment content. Given the inherent difficulties of developing a technologically complex product such as the software for its gaming system and the delays which IEL has already experienced in trying to integrate its software with the Matsushita Avionics Systems Corp. 2000E (the "MAS 2000E") network and operating system and third party provided software, there can be no assurance as to when or whether IEL will be able to successfully commercialize its gaming technology since the MAS 2000E system accounts for approximately 75% of the interactive systems currently in use by international airlines and is the system used by SIA. Currently, it is not expected that any significant revenues will be received under IEL's agreements with SIA until later 1998, nor can it be predicted when or whether any such revenues will first be received. IEL's agreement with SIA is subject to a trial period which is expected to be from six to nine months in duration. During the trial period, the agreement may be terminated by SIA for any reason.


Inability to Integrate Software

  IEL has been attempting to integrate its inflight gaming software with the MAS 2000E network and operating system and other third party provided software with which it is also required to integrate for over a year with limited success. Although IEL believes the software will ultimately be successfully integrated, there is no assurance of such success or, if it does occur, when it will occur. The MAS 2000E system is only one of several competing systems used by major airlines, and the Company's software will need to be integrated with each system if the software is to be licensed to airlines using different IFE systems. It is likely the same or similar problems as encountered integrating with the MAS 2000E system will be encountered with competing systems.

New and Untested Product; Competition; Possible Restrictions

     Swissair began offering a limited program of inflight gaming in January, 1997 on an operating system provided by Interactive Flight Technologies, Inc. ("IFT"). Lauda Air announced in March, 1998 that it had began offering inflight gaming in conjunction with InterGame Ltd. on an enhanced MAS 2000E system, which differs from the MAS 2000E system currently utilized by SIA on a majority of its airplanes equipped with an IFE system. IEL does not have any reliable information about the scale of either program or passenger reaction or utilization levels. However, IFT has stated that due to receipt of less than expected cash flow from the inflight gaming system, it is looking for alternatives for investment of its capital. It is unknown what the acceptance will be of such a program by passengers or what the actual level of utilization will be. See "Markets and Marketing."

     Many cultures do not approve of gaming and many countries have prohibitions against or restrictions on gaming. It is unknown how these cultural preferences may affect demand for inflight gaming or how provision of inflight gaming might be regulated. Currently, gaming is prohibited under U.S. law on flights to or from the United States on a foreign air carrier, as well as all international flights of U.S. carriers and all commercial flights within U.S. airspace. Other jurisdictions have also imposed similar restrictions or restrictions on advertising or similar promotional efforts which could reduce utilization of the program from projected levels. Also, individual airlines or credit card companies may place restrictions on aggregate and per-player losses, limitations on the amount of individual wagers or other restrictions, which may limit the amount of revenue generated by inflight gaming. Geographically broad rejection of inflight gaming or limitations or prohibitions on conducting inflight gaming could prevent a market developing for inflight gaming software.

Potential Dilution

     A substantial number of shares of Common Stock are or will be issuable by the Company upon the conversion of the outstanding shares of its convertible Class A and Class B Preference Stock (collectively, the "Preferred Stock") and upon the exercise of warrants and options which the Company has issued. Such issuances could result in dilution to a shareholder's percentage ownership interest in the Company and could adversely affect the market price of the Common Stock. Under the applicable conversion formulas of the Class A and Class B Preference Stock, the number of shares of Common Stock issuable upon conversion is inversely proportional to the market price of the Common Stock at the time of conversion (i.e., the number of shares increases as the market price of the Common Stock decreases); and except with respect to certain redemption rights of the Company for the Preferred Stock and the limitation under NASD rules, there is no cap on the number of shares of Common Stock which may be issued. In addition, the number of shares issuable upon the exercise of warrants is subject to adjustment upon the occurrence of certain dilutive events. For a complete description of the rights of holders of Preferred Stock and warrants, see "Description of Capital Stock." Up to an additional 250,000 shares of Common Stock may be issued to the former shareholders of IIL under the terms of the acquisition agreement regarding IIL if certain performance criteria are achieved.

Shares Eligible for Future Sales; Possible Effect on Additional Equity Financing

     On May 5, 1998, there were issued and outstanding a total of 20,467,319 shares of Common Stock. Under the terms and assumptions set forth herein, such as conversion prices, if all the outstanding convertible Preferred Stock was converted into shares of Common Stock and if all warrants and options outstanding were exercised, there would be outstanding 27,422,588 shares of Common Stock. Of these, the Company currently has registered for resale 3,238,385 shares of Common Stock which is 200% of 1,233,694 shares of Common Stock plus 770,997 shares of Common Stock as contemplated in this Prospectus. B/EA, the holder of the outstanding Class A Preference Shares, has the right, subject to certain conditions, to cause IEL to effect one demand registration of not less than $2 million of its shares of Common Stock. Were B/EA to convert the Class A Preference Shares into Common Stock and exercise its demand registration rights, a substantial increase in the number of shares of Common Stock available for trading would occur. The Company has an agreement in principle with B/EA to redeem its shares of Class A Preference Shares in monthly installments of approximately $100,000 through March, 2000 to commence on an agreed-upon date. See "Description of Capital Stock--Class A Preference Shares."

     When the Company acquired the rights to the inflight gaming software from SGII, a portion of the consideration was 2,000,000 and 1,000,000 shares of Common Stock issued to SGII and Mr. Anthony Clements, respectively, which, according to then applicable requirements, were placed in escrow (the "Performance Shares"). An additional 525,000 shares, which were issued to Dr. Rex E. Fortescue, formerly a director of the Company, are held in the escrow on the same terms and are also included as Performance Shares. Each of Messrs. Clements and Fortescue, as of April 30, 1997, have agreed to allow the Company to redeem and cancel the Performance Shares when and if they are released from escrow for any reason whatsoever (the "Redemption Agreement"). As consideration for such agreement to tender the Performance Shares for cancellation by the Company in the event they are ever released from the escrow, the Company has issued to Messrs. Clements and Fortescue, 333,333 and 175,000 shares of Common Stock, respectively. SGII, as of April 30, 1997, has also agreed that it will tender the 2,000,000 Performance Shares which it holds for cancellation by the Company when and if such Performance Shares are released from escrow for any reason whatsoever. In consideration of this agreement and the agreement of James Grymyr, the principal of SGII and a former director of IEL, to provide certain consulting services, IEL issued 666,667 shares of Common Stock. As a result of the foregoing, management of the Company does not consider the 3,525,000 Performance Shares to be outstanding.

     All of the 6,886,915 shares of Common Stock owned by the Harrah's Entities as of May 5, 1998 will become available for sale on the public market, subject to the volume of sale, manner of sale and notice limitations of Rule 144 under the Securities Act commencing June 16, 1998. The Harrah's Entities have the right to cause IEL to effect three demand registrations and, under certain circumstances, to effect certain other registrations of their shares of Common Stock. As of April 30, 1998, the 1,175,000 shares of Common Stock issued in connection with the agreed-upon redemption of the Performance Shares are available for sale on the public market, subject to the limitations of Rule 144. As of January 13, 1999, the 500,000 shares of Common Stock issued in connection with the acquisition of IIL will be available for sale on the public market, subject to the limitations of Rule 144.

     The sale, or availability for sale, of a significant number of shares of Common Stock in the public market could adversely affect the market price of the Common Stock. Sales, or the possibility of sales, of the shares of Common Stock held by the Harrah's Entities, the holders of the shares issued in connection with the acquisition of IIL, or the holders of the shares issued in connection with the agreements for redemption and cancellation of the Performance Shares could have an adverse affect on the market price of the shares of Common Stock.

     In addition, certain holders of outstanding securities of the Company have rights to approve and/or participate in certain types of future equity financing by the Company. The availability to the Company of additional equity financing, and the terms of any such financing, may be adversely affected by the foregoing.

Controlling Shareholder; Discretion of Largest Shareholder to Appoint Certain Members of the Board of Directors and Approve Specified Corporate Actions

     The Harrah's Entities, affiliates of Harrah's, are the largest shareholders of IEL, holding, as of May 5, 1998, approximately 33.6% of the outstanding shares, assuming the cancellation of the Performance Shares, (26.2% on an Adjusted Outstanding Basis (as defined in the Bye-Laws)). The Harrah's Entities' indirect ownership interest will not change as a result of the sales contemplated by this Prospectus but will be reduced by any issuance of the shares of Common Stock contemplated to be sold pursuant to this Prospectus upon conversion of the Series A and Series B Class B Preference Shares and the warrants issued in the Private Placement. The Harrah's Entities' level of ownership and their resulting rights pursuant to agreements with the Company and the Company's constituent documents is expected to enable them to continue to exercise substantial control over certain corporate actions of IEL. Pursuant to the provisions of the Company's Bye-Laws and certain contractual agreements between the Company and the Harrah's Entities, the Harrah's Entities have the right to designate certain members of the Board of Directors as long as their ownership is 5% or more of the fully-diluted shares outstanding, and approval of such members is required for certain significant corporate action, such as incurring debt or selling equity in excess of certain amounts, making certain acquisitions or changing lines of business. See "Description of Capital Stock--Common Shares." Such control or share ownership may also have the effect of delaying or preventing a change in control of IEL, impede a merger, consolidation, takeover or other business combination involving IEL or discourage a potential acquiror from making a tender offer or otherwise attempting to gain control of IEL.

Price Volatility

     The market price of the Company's Common Stock has been, and may continue to be, highly volatile. The Company believes that factors such as quarterly fluctuations in results of operations, adverse circumstances affecting the introduction or market acceptance of new products offered by the Company, changes in or cancellations under existing contracts, change in the market success of interactive computer networks and other products which utilize or incorporate the Company's products, announcements of new products by competitors, changes in accounting principles, sales by existing shareholders (including sales from time to time of Common Stock issued upon conversion of the Preferred Stock), short selling, loss of key personnel, and other factors will continue to cause the market price of the Company's Common Stock to fluctuate substantially. In addition, stock prices for many technology companies, including the Company, fluctuate widely for other reasons (such as market perception of high technology industries) unrelated to operating results or the Company. These fluctuations as well as general economic, political and market conditions, such as recessions or military conflicts, may adversely affect the market price of the Company's Common Stock. Changes in the price of the Company's Common Stock could affect the Company's ability to successfully attract and retain qualified personnel or complete other transactions in the future. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against companies with fluctuating stock prices. Such litigation could result in substantial costs and a diversion of management's attention and resources, which could have a material adverse effect on the Company's operating results and financial condition.

Currency Fluctuations

     The Company currently conducts its operations with international airlines. As a result, certain revenues, expenses, assets and liabilities of the Company's operations may be denominated in foreign currencies. These foreign denominated revenues, expenses, assets and liabilities would need to be translated to the Company's reporting currency, the U.S. dollar. As a result, the Company's operations may be exposed to a certain degree of exchange rate risk. The Company does not currently engage in any hedging activities to mitigate its exchange rate risk. There can be no assurance that the Company will not experience material losses as a result of changes in the relative value of the foreign currencies, as compared to the U.S. dollar. The Company may engage in hedging activities in the future, in which case there can be no assurance that the Company will not experience losses as a result of such hedging activities.

     The Company's agreement with SIA and IIL's agreement with airlines are denominated in U.S. dollars and, therefore, the revenue to the Company under such agreement is not exposed to gain or loss on currency fluctuations. However, as many of SIA's routes are in Asian countries which are currently experiencing economic difficulties, such difficulties may adversely impact the usage level of the Company's gaming software, in part because gaming in U.S. dollars will be more expensive, and have a corresponding adverse impact on the Company's revenues, once and if gaming begins on SIA.

Anti-Takeover Measures

     In addition to the effect of the percentage ownership by the Harrah's Entities, certain provisions of the Company's Bye-laws may have the effect of discouraging unsolicited proposals for acquisition of control of the Company. The Company's Board of Directors can, without obtaining shareholder approval, issue shares of Class B Preferred Stock of the Company having rights that could adversely affect the voting power of holders of the Common Stock, including the right to vote as a class on any proposed change of control. Such an issuance could have the effect of delaying, deferring, or preventing a change of control of the Company and might make it difficult to replace incumbent management.

                          DESCRIPTION OF CAPITAL STOCK

     The class of securities to be registered is Common Shares, $0.01 par value per share.

Capital Stock

     The following statements with respect to the Company's capital stock are subject to the detailed provisions of the Company's Memorandum of Continuance and Bye-Laws, as amended (the "Bye-Laws"). These statements do not purport to be complete and are qualified in their entirety by reference to the terms of the Memorandum of Continuance and the Bye-Laws, each of which are incorporated by reference into this Prospectus.

     The Company is authorized to issue 50,000,000 shares of its Common Stock. The Company also has authorized 3,000 non-voting convertible redeemable Class A Preference Shares and 5,000,000 redeemable Class B Preference Shares. As of
May 5, 1998, 20,467,319 shares of Common Stock, 2,737.443 Class A Preference Shares, 1,000 Series A Class B Preference Shares and 300 Series B Class B Preference Shares were issued and outstanding.

Common Shares

     Subject to the class rights of the Harrah's Entities, each share of Common Stock of the Company entitles the holder thereof to one vote on all matters submitted to a vote of the shareholders. In electing directors, shareholders are not entitled to cumulative voting. Holders of Common Stock do not have any preemptive rights or rights to subscribe to additional securities of the Company. There are no conversion rights, redemption provisions or sinking fund provisions applicable to the Common Stock nor is it subject to calls or assessments by the Company. Upon liquidation, the holders of the Common Stock are entitled to receive, pro rata, the net assets of the Company available for distribution to shareholders. Holders of Common Stock are entitled to share ratably in dividends when and as declared by the Board of Directors of the Company out of funds legally available therefor.

     Class Rights of the Harrah's Entities. The rights of the Harrah's Entities under the Bye-Laws of the Company vary depending on their aggregate ownership of Voting Shares on a fully-diluted basis as such term is defined in the Bye-Laws. The Harrah's Entities do not have any obligations to the Company (e.g., to provide financial, managerial or any other support) in connection with or as a result of their class rights or otherwise. For purposes of the Bye-Laws, "fully-diluted basis" mean at any time that number of (A) shares of Common Stock equal to the sum, without duplication, of (i) the total number of shares of Common Stock then outstanding (other than the 3,525,000 Performance Shares), plus (ii) the total number of shares of Common Stock into which all then outstanding Preferred Stock or any other shares of the Company are then convertible directly or indirectly, provided that shares of Common Stock issuable upon conversion of Class A Preference Shares shall not be included until such conversion occurs, plus (iii) the total number of shares of Common Stock then issuable directly or indirectly upon exercise of all then outstanding options, warrants, unexercised stock subscriptions, convertible debentures and other convertible securities plus (B) Voting Shares (other than Common Stock) equal to the sum, without duplication (including without duplication of any Common Stock) of (i) the total number of Voting Shares (other than Common Stock) then outstanding, plus (ii) the total number of Voting Shares (other than Common Stock) into which all then outstanding Preferred Stock or any other shares of the Company are then convertible directly or indirectly, plus (iii) the total number of Voting Shares (other than Common Stock) then issuable directly or indirectly upon exercise of all then outstanding options, warrants, unexercised stock subscriptions, convertible debentures and other convertible securities. The number of Voting Shares on a fully-diluted basis may be different from or the same as the number of Voting Shares on an Adjusted Outstanding Basis. As used in the Bye-Laws, "Voting Shares" means all shares of voting securities of the Company and "Adjusted Outstanding Basis" means the number of outstanding shares of Common

Stock on an actual basis increased by 5,778,248, which represents the number of shares of Common Stock issuable pursuant to certain convertible securities and options outstanding at the time of the Amalgamations.

     Board Representation. The Bye-Laws of IEL provide board representation rights which apply to the Harrah's Entities in accordance with specified percentages of equity ownership by the Harrah's Entities. These board representation rights provide that: (i) at any time at which the Harrah's Entities own 10% or more of the Voting Shares of IEL on a fully-diluted basis (as defined in the Bye-Laws), the Harrah's Entities shall be entitled to appoint a percentage of directors (rounded up to the nearest 10%) which bears the same proportion to the size of the entire Board as the number of Voting Shares held by the Harrah's Entities bears to the total number of Voting Shares of the Company on a fully-diluted basis (as defined in the Bye-Laws), and the Harrah's Entities would be entitled to proportionate representation on the Executive, Compensation and Audit Committees of the Board; (ii) at any time at which the Harrah's Entities own 5% or more, but less than 10%, of the Voting Shares of the Company on a fully-diluted basis (as defined in the Bye-Laws), the Harrah's Entities would be entitled to appoint one director to the Board and one member of the Executive, Compensation and Audit Committees of the Board; (iii) the Company may in a general meeting authorize the Board to fill any vacancy on the Board, other than a vacancy in the office of a Harrah's Entities Appointee; (iv) the size of the Board shall be fixed at 10 members until the Harrah's Entities ownership interest falls below 5% of the Voting Shares of the Company on a fully-diluted basis (as defined in the Bye-Laws); (v) at such time as the Harrah's Entities own less than 5% of the Voting Shares of the Company on a fully-diluted basis (as defined in the Bye-Laws) the Board shall consist of not less than 3 directors; (vi) at least 2 of the directors sitting on the Board, other than the Harrah's Entities Appointees, shall be outside directors; and
(vii) the Compensation Committee will be comprised of non-management directors.

     Approval Rights. The Bye-Laws also provide that at any time that the Harrah's Entities own 20% or more of the Voting Shares of the Company on a fully-diluted basis (as defined in the Bye-Laws), any of the following actions would require the approval of a majority of the Harrah's Entities Appointees as part of the necessary majority of the Board of directors and the Harrah's Entities' consent, as part of the necessary shareholder approval: (i) the amalgamation, merger or consolidation of the Company; and (ii) any amendment to the Bye-Laws of the Company which would have a material adverse effect on the Harrah's Entities' rights under the Bye-Laws including their right to Board or committee representation or Board or shareholder approval rights.

     Shareholder Approval Rights. The Bye-Laws of IEL further provide for certain approval rights to the Harrah's Entities as shareholders of the Company. At any time that the Harrah's Entities own 20% or more of the Voting Shares of the Company on a fully-diluted basis (as defined in the Bye-Laws), any of the following actions would require the Harrah's Entities' consent, as part of the necessary shareholder approval: (i) the dissolution or winding up of the Company; and (ii) the appointment of the Company's independent auditors.

     Rights to Protect Gaming Licenses and Integrity. The gaming industry is highly regulated and gaming service providers are dependent on public perception and regulatory licensing in order to conduct their business. Because public perception and regulatory licenses can be jeopardized by the acquisition by certain persons of material portions of the capital stock of entities engaged in providing gaming, it is customary for participants in the gaming industry to include in their charter documents provisions which enable them to redeem the shares of persons whose acquisition of stock would put such participant's public perception and regulatory gaming licenses at risk. Additionally, as a relatively new venue for gaming, inflight gaming is, to a great degree, as of yet, unregulated. Because inflight gaming is not, in many instances, subject to intense regulatory scrutiny that other sectors of the gaming industry are subject, IEL anticipates that it is incumbent upon market participants to be highly vigilant in protecting its public perception and operational integrity. Therefore, to protect its public perception and operational integrity and ability to obtain the anticipated regulatory licenses, the Bye-Laws provide that the Company is required to redeem, for cash at fair market value, the shares of any holder of the shares of capital stock of the Company (such holder, a "Disqualified Holder") (1) who, either individually or when taken together with any other holders of shares of the Company, is or would reasonably be expected to be determined by any gaming regulatory agency to be unsuitable, or has or would reasonably be expected to have an application for a gaming license or permit or other necessary regulatory approval rejected, or has or would reasonably be expected to have a previously issued gaming license or permit or other necessary regulatory approval rescinded, suspended, revoked, not renewed or not reinstated, as the case may be, whether or not any of the foregoing is or would reasonably be expected to be final and nonappealable, or (2) whose holding of shares, either individually or taken together with the holdings of others, could reasonably be expected to cause the Company (or any other company engaged in the gaming business in any jurisdiction if such holder of shares were a shareholder of that company) to be denied a license, permit or other necessary regulatory approval to engage in any aspect of the gaming business or the serving or sale of alcoholic beverages in connection with the operation of a gaming business. A Disqualified Holder's shares shall (i) be required to be redeemed whenever the Harrah's Entities own 10% or more of the Voting Shares on a fully-diluted basis (as defined in the Bye-Laws) and (ii) be subject to redemption by action of the Board whenever the Harrah's Entities own less than 10% of the Voting Shares on a fully-diluted basis (as defined in the Bye-Laws). Additionally, the Bye-Laws provide for the automatic disqualification of any director or officer of the Company who would be a Disqualified Holder if he were to own shares of the Company.

Class A Preference Shares

     All of the 2,737.443 outstanding shares of Class A Preference Shares are held by B/EA. The Class A Preference Shares are convertible at any time into a number of shares of Common Stock, determined by dividing $1,000 per share of Class A Preference Shares, plus any accrued and unpaid dividends thereon by: (i) prior to February 28, 1999, a conversion price equal to 70% of the average mean of the closing bid and ask prices of the Common Stock for the 20 trading days prior to the conversion (the "Market Price"); (ii) after February 28, 1999 and prior to August 31, 1999, a conversion price equal to 65% of the Market Price; and (iii) after August 31, 1999, a conversion price equal to 60% of the Market Price. In the event the aggregate value of (i) the number of shares of Common Stock then issued upon conversion of the Class A Preference Shares multiplied by the then prevailing Market Price plus (ii) the number of shares of Common Stock issuable upon further conversion of the Class A Preference Shares in accordance with the foregoing formula multiplied by the then prevailing Market Price plus
(iii) all amounts received by B/EA in redemption of the Class A Preference Shares by IEL plus (iv) all amounts received by B/EA as proceeds from the sale of shares of Common Stock issued upon conversion of the Class A Preference Shares is less than $2,737,443 (the "Loan Amount"), then IEL would be obligated to either (x) issue such additional number of shares of Common Stock to B/EA such that at the Market Price the aggregate value of B/EA's Common Stock, Class A Preference Shares and redemption proceeds would equal the Loan Amount or (y) purchase all Common Stock and Class A Preference Shares issued to B/EA for an amount equal to the Loan Amount less B/EA's prior redemption proceeds. Dividends on the Class A Preference Shares are cumulative as of February 28, 1997 and payable quarterly at an annual dividend rate of 9% per $1,000. IEL, at its option, can redeem the Class A Preference Shares, in whole or in part, at any time and from time to time, at a redemption price of $1,000 per share to be redeemed plus any accrued and unpaid dividends thereon. IEL is not required to redeem the Class A Preference Shares. Upon liquidation, holders of the Class A Preference Shares will be entitled to repayment of an amount equal to $1,000 per share plus accrued and unpaid dividends, prior to any distributions to holders of Common Stock. The Class A Preference Shares do not have any voting rights. The Company has an agreement in principle with B/EA pursuant to which B/EA and the Company have agreed that the Company will redeem the Class A Preference Shares held by B/EA at their redemption price of $1,000 per share plus accrued and unpaid dividends in an amount equal to $100,000 per month through March, 2000. If the Company is in compliance with its redemption obligations, B/EA has agreed not to convert any of its Class A Preference Shares.

     B/EA has, subject to certain conditions, one demand registration right with respect to not less $2 million of the shares of Common Stock received pursuant to a conversion of the Class A Preference Shares and the right to include its shares of Common Stock received upon conversion of the Class A Preference Shares in registered offerings by the Company. In the event that the Class A Preference Shares issued to B/EA are converted into Common Stock, the number of shares of Common Stock which were issued to the Harrah's Entities as consideration for the Amalgamations shall be adjusted for any dilution from such conversion of Class A Preference Shares. The Harrah's Entities also will have preemptive rights pursuant to the Registration and Preemptive Rights Agreement which was entered into in connection with the Amalgamations. See "Shares Eligible for Future Sale--Registration Rights--The Harrah's Entities."

Class B Preference Shares

     The Bye-Laws of the Company provide that the Board of Directors is authorized to issue the Class B Preference Shares on such terms as it deems appropriate, including, without limitation, the following: (i) the number of shares of the Class B Preference Shares; (ii) whether dividends, if any, shall be cumulative or non-cumulative and the dividend rate of the Class B Preference Shares; (iii) the dates at which dividends, if any, shall be payable; (iv) the redemption rights of the Class B Preference Shares; (v) the terms and amount of any sinking fund provided for the purchase or redemption of shares of the Class B Preference Shares; (vi) the amounts payable on shares of the Class B Preference Shares in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of IEL; (vii) whether the shares of the Class B Preference Shares shall be convertible into shares of any other class or preference shares, or any other security, of the Company or any other company, and if so, the specification of such other class of preference shares or such other security, the conversion price or prices or rate or rates, any adjustments thereof, the date or dates as of which such shares shall be convertible and all other terms and conditions upon which such conversion may be made; and (viii) the voting rights, if any, of the holders of the Class B Preference Shares.

     The Company has outstanding two series of Class B Preference Shares, Series A and Series B (collectively, the "Series A and B Class B Preference Shares"). The terms of the Series A and Series B Class B Preference Shares are substantially identical. The Series A and Series B Class B Preference Shares are convertible into such number of fully paid and non-assessable shares of Common Stock ("Conversion Shares") as is computed in accordance with the terms of resolutions adopted by the Board of Directors of the Company setting forth the terms of such Series A and Series B Preferred Stock (a "Conversion") at any time and from time to time, from and after the earlier to occur of (i) the date which is after March 17, 1998 and (ii) the date on which the Registration Statement (pursuant to the Registration Rights Agreement discussed below) is declared effective (the "Initial Conversion Date").

     The number of Conversion Shares to be delivered by the Company pursuant to a Conversion shall be determined by dividing the aggregate stated value of the Series A and Series B Class B Preference Shares to be converted by the Conversion Price (as defined herein) in effect on the Conversion Date. "Conversion Price" shall mean the lesser of (A) $3.2038 (the "Fixed Conversion Price") and (B) a price (the "Floating Conversion Price") calculated by (i) determining the average of the three lowest closing bid prices for the Common Stock during the 30 trading days occurring immediately prior to (but not including) the Conversion Date, and (ii) multiplying such average by a percentage determined as described below (the "Conversion Percentage"). In the event that, prior to the expiration of the period ending on the later of June 17, 1998 or the 45th day following the Effective Date (as defined in the Registration Rights Agreement), the Company incurs, assumes or guarantees any indebtedness in excess of $1,500,000, individually or in the aggregate, without the prior written consent of the holders of two-thirds of the Series A and Series B Preference Shares then outstanding then the Conversion Percentage for all conversions of Series A and Series B Class B Preference Shares thereafter shall be 85%. In the event the Company exceeds the foregoing limitations without the requisite approval, the Company shall give each holder of Series A and Series B Class B Preference Shares written notice of such event within five business days of the date the limitation was exceeded.

     The Conversion Percentage shall otherwise be determined in accordance with the following schedule, where "X" represents the Conversion Date:


                 Number of Days
            After December 17, 1997                       Conversion Percentage
-------------------------------------------------------------------------------
  0 less than or equal X less than or equal 90                     100%
-------------------------------------------------------------------------------
      90 Less-than X less than or equal 120                         95%
-------------------------------------------------------------------------------
     120 Less-than X less than or equal 180                       92.5%
-------------------------------------------------------------------------------
     180 Less-than X less than or equal 210                         90%
-------------------------------------------------------------------------------
     210 Less-than X less than or equal 360                       87.5%
-------------------------------------------------------------------------------
                 360 Less-than X                                    85%
-------------------------------------------------------------------------------

     Dividends on the Series A and Series B Class B Preference Shares are cumulative from their date of issue and payable quarterly in cash, or, upon proper prior notice, in shares of Common Stock, at an annual dividend rate of 8% per $1,000.

Warrants

     Pursuant to each warrant issued in the Private Placement (each, a "Warrant" and collectively, the "Warrants"), the holder thereof shall have the right to exercise the Warrant at any time and from time to time following the expiration of six months from December 17, 1997 (the issue date) up to and including 5:00 p.m., eastern time, on December 17, 1999 as to all or any part of the shares of Common Stock covered thereby. The exercise price payable by the holder in connection with the exercise of a Warrant shall be equal to $3.2038.

     In addition to the 80,233 Warrants already issued as part of the Private Placement and the 123,432 additional Warrants anticipated to be issued in connection with completing the funding under the Private Placement, as of May 5, 1998 the Company has outstanding warrants exercisable for 112,343 shares of Common Stock as follows:


Number of
shares issuable     Date Become           Exercise        Expiration
Upon Exercise       Exercisable           Price/share     Date
---------------     -----------------     -----------     ----------------
 4,900              June 1, 1997          $4.00           June 30, 2002
17,500              June 1, 1997          $4.80           June 30, 2002
57,600              September 1, 1997     $4.80           August 31, 2002
20,000              February 11, 1998     $3.50           March 17, 1999
12,343              April 22, 1998        $3.81           October 22, 1999


     The Company also has a commitment to issue warrants for 0.85 shares of Common Stock for each one share of Common Stock purchased by HIIL pursuant to Tranche B and Tranche C of the HIIL Subscription Agreement provided HIIL continues to hold such shares of Common Stock purchased by it for at least six months. If issued, the warrants will be immediately exercisable at an exercise price of $2.62125 and will expire 18 months after their issue date. For a discussion of warrants which may be issuable in connection with the HIIL Subscription Agreement, see "Selling Shareholders--Additional Equity Commitments."

Options

     The Company currently has outstanding options to purchase 1,130,000 shares of Common Stock at $3.00 per share under the stock option plan approved by the shareholders of the Company at the 1996 annual general meeting

(the "1996 Option Plan"). Such options are exercisable through March 1, 2001, except for options for 20,000 shares of Common Stock which are exercisable through March 17, 2002. See "Shares Eligible for Future Sale--Option Plans" for a discussion of management and director option plans.

                              SELLING SHAREHOLDERS

     The following table sets forth certain information with respect to the Selling Shareholders, including the number of shares of Common Stock beneficially owned by each Selling Shareholder as of the date of this Prospectus, the percentage of shares of voting stock outstanding held by each and the number of shares of Common Stock offered hereby. There can be no assurance that all or any of the shares of Common Stock offered hereby will be sold.



                                    Number of Shares       Number of
                                     of Common Stock       Shares of           Number of Shares of             Percentage of
                                    Beneficially Held        Common                Common Stock               Shares of Common
                                        Prior to             Stock              Beneficially Held            Stock Outstanding
Selling Shareholder/(1)/            the Offering/(2)/       Offered         After the Offering/(2)(3)/       After the Offering
------------------------           -------------------     ----------       --------------------------       ------------------
Proprietary Convertible
 Investment Group Inc./(4)(5)(6)/        560,770             560,770                    -                            *

CC Investments LDC/(4)(5)(7)/            560,770             560,770                    -                            *

Palisades Holdings,
 Inc./(4)(8)(9)/                         112,154             112,154                    -                            *

Henderson International
Investments Limited/(10)(11)/            748,997             748,997                    -                            *

Jay Jacobson/(12)/                        62,000              22,000                 40,000                          *

-------------------
*    Represents less than one percent of the outstanding shares of Common Stock.

/(1)/The persons named in the table, to the Company's knowledge, have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the footnotes hereunder.

/(2)/No holder of the Series A or Series B Class B Preference Shares or the
     Warrants is entitled to convert or exercise such securities or to receive dividends thereon in shares of Common Stock to the extent that such conversion, exercise or payment of dividends would cause such holder to own beneficially more than 4.9% of the Common Stock then outstanding. Accordingly, the number of shares of Common Stock set forth herein and which a Selling Shareholder may sell pursuant to this Prospectus may exceed the number of shares of Common Stock such Selling Shareholder beneficially owns as determined in accordance with Rule 13-3(d) of the Exchange Act.

/(3)/Assumes all shares of Common Stock offered hereby are sold pursuant to the registration statement of which this Prospectus constitutes a part.

/(4)/The number of shares of Common Stock issuable upon conversion of Series A and Series B Class B Preference Shares and in respect of stock dividends issuable thereon will vary based upon the market value of the Company's publicly-traded Common Stock prior to the date of conversion. For purposes of the disclosure of Shares Beneficially Owned Prior to Offering, it has been assumed (i) that the applicable conversion price will be $3.2038 (calculated in accordance with the applicable terms of the Series A and Series B Class B Preference Shares as of the date of issuance of the Series A Class B Preference Shares on December 17, 1997), (ii) that all shares of Series A and Series B Class B Preference Shares beneficially owned by the PCIG, CCI and PHI are converted into shares of Common Stock at such conversion price in accordance with the applicable terms of the Series A and Series B Class B Preference Shares, (iii) that all Warrants beneficially owned by the PCIG, CCI and PHI have been exercised for shares of Common Stock and (iv) that, other than the dividend payable on March 30, 1998, all Common Stock dividends accrued and payable in accordance with the terms of the Series A and Series B Class B Preference Shares as of June 30, 1998 (the first day such stock dividends may be issuable in accordance with the applicable terms of the Series A and Series B Class B Preference Shares) have been issued. For purposes of the disclosure of Shares Beneficially Owned After the Offering, it has been assumed that the applicable Selling Shareholder
      (x) has converted all shares of Series A and Series B Class B Preference Shares beneficially owned by it into shares of Common Stock and has received all Common Stock issuable as Common Stock dividends on such Series A and Series B Class B Preference Shares as a result of such conversion, (y) has exercised all Warrants beneficially owned by it and
      (z) has sold all shares of Common Stock received by it upon such conversion and exercise.
/(5)/ Consists of (i) 468,195 shares of Common Stock issuable upon conversion of Series A Class B Preference Shares and (ii) 92,575 shares of Common Stock issuable upon the exercise of the Warrants issued to PCIG and CCI. Does not include Series A Class B Preference Shares or Warrants which may be issuable to PCIG and CCI under certain conditions pursuant to the Private Placement. See "--Additional Equity Commitments."

/(6)/ PCIG is a wholly-owned indirect subsidiary of Credit Suisse First Boston, Inc., a Delaware holding company and a wholly-owned indirect subsidiary of Credit Suisse First Boston Group, a Swiss financial services company, and consequently may be deemed to have voting control and investment discretion over securities held by PCIG. Credit Suisse First Boston, Inc. disclaims beneficial ownership of any securities owned by PCIG. Its address is 11 Madison Avenue, 3rd Floor, New York, New York 10010.

/(7)/ Castle Creek Partners, LLC is the investment manager of CCI and consequently may have voting control and investment discretion over securities held by CCI. Castle Creek Partners, LLC disclaims beneficial ownership of any securities owned by CCI. The address of Castle Creek Partners, LLC is 333 West Wacker Drive, Suite 1410, Chicago, Illinois 60606.
/(8)/ Consists of (i) 93,639 shares of Common Stock issuable upon conversion of Series B Class B Preference Shares and (ii) 18,515 shares of Common Stock issuable upon exercise of the Warrants issued to PHI.
/(9)/ Mr. Brad Greenspan has sole voting control and investment discretion over securities owned by PHI. His address is 505 South Beverly Drive, Suite 305, Beverly Hills, California 90212.
/(10)/Does not include a warrant for shares of Common Stock which HIIL may acquire from the Company under certain conditions pursuant to the HIIL Subscription Agreement. See "--Additional Equity Commitments."
/(11)/Mr. Quinten Dreesmann has sole voting control and investment discretion over securities owned by HIIL. His address is c/o Duncan Lawrie IOM, 14-15 Mount Havelock, Douglas, Isle of Man IM1 2QG, United Kingdom.
/(12)/Includes options for 20,000 shares of Common Stock and a warrant for 20,000 shares of Common Stock, each of which are currently exercisable.

     PCIG and CCI acquired the Series A Class B Preference Shares and PHI acquired the Series B Class B Preference Shares, each which is convertible into the shares of Common Stock offered hereby, pursuant to the Private Placement on December 17, 1997 and February 20, 1998, respectively, directly from IEL. HIIL acquired the shares of Common Stock pursuant to the HIIL Subscription Agreement on October 22, 1997. Mr. Jacobson received his shares of Common Stock to be sold hereunder pursuant to an agreement in March, 1997.

     The Company and PCIG, CCI and PHI have entered into Registration Rights Agreements pursuant to which the Company has agreed, among other things, to file a registration statement in connection with public offerings of shares of Common Stock, including the offering contemplated by this Prospectus, by PCIG, CCI and PHI. HIIL is including its shares pursuant to its right under the HIIL Subscription Agreement to participate in registrations on behalf of PCIG and CCI.

Additional Equity Commitments

     Pursuant to the Private Placement, each of PCIG and CCI have agreed that, in the event the Sky Games/TM/ system is rolled-out by SIA to all classes of service on one its wide-body aircraft prior to June 22, 1998, the Company will have option to cause them to purchase, in the aggregate, an additional $2 million of Series A Class B Preference Shares and Warrants for a corresponding number of shares of Common Stock on the same terms and conditions, including conversion prices and registration rights, as their initial purchase. HIIL had also committed pursuant to the HIIL Subscription Agreement to purchase and the Company had committed to sell, in the event the Sky Games/TM/ system was rolled-out by SIA to all classes of service on one its wide-body aircraft prior to April 22, 1998, an additional $1.5 million of Common Stock on the same terms and conditions, including purchase price and registration rights, as HIIL's initial purchase. To address the Company's need for immediate funding, the Company and HIIL have agreed that HIIL will waive the conditions as to one-half of its additional purchase commitment and purchase $750,000 of Common Stock by April 21, 1998. The remaining

$750,000 was still conditioned upon the roll-out of the Sky Games system by SIA to all classes of service on one its wide-body aircraft prior to April 22, 1998. This condition was not satisfied. In consideration of this agreement, the Company and HIIL have agreed to change the purchase price for each $750,000 purchase to $2.62125 per share and replace the warrants otherwise issuable pursuant to the HIIL Subscription Agreement with a warrant to purchase .85 shares of Common Stock for each share of Common Stock actually purchased pursuant to the HIIL Subscription Agreement for each $750,000 purchase and held for six months which would be exercisable at the same purchase price as the Common Stock. Such warrant would be exercisable for 18 months from its issue date. The amendment to the HIIL Subscription Agreement was subject to certain conditions, including receiving the necessary approvals and waivers from PCIG, CCI and PHI as well as from the Harrah's Entities, which were all satisfied prior to consummation of the transactions contemplated by the amendment.

                              PLAN OF DISTRIBUTION

     The Company will not receive any of the proceeds from this offering. The Company will receive the exercise price of any warrants pursuant to which certain shares of Common Stock offered hereby will be issued, although there can be no assurance that any such warrants will be exercised.

     The shares of Common Stock offered hereby may be sold from time to time in one or more transactions at a fixed offering price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices.

     The Selling Shareholders may from time to time offer shares of Common Stock offered hereby to or through one or more underwriters, brokers, dealers or agents, who may receive consideration in the form of discounts and commissions; such compensation, which may be in excess of ordinary brokerage commissions, may be paid by the Selling Shareholders and/or the purchasers of the shares of Common Stock offered hereby for whom such underwriters, brokers, dealers or agents may act. Any such dealers or agents that participate in the distribution of the shares of Common Stock offered hereby may be deemed to be "underwriters" as defined in the Securities Act, and any profit on the sale of such shares of Common Stock offered hereby by them and any discounts, commissions or concessions received by any such dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. The aggregate proceeds to the Selling Shareholders from sales of the Common Stock offered by the Selling Shareholders hereby will be the purchase price of such Common Stock less any broker's commissions and underwriter's discounts.

     To the extent required by the Securities Act with respect to underwritten offerings, the specific shares of Common Stock to be sold, the names of the Selling Shareholders, the respective purchase prices and public offering prices, the names of the underwriter or underwriters, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying Prospectus Supplement or, if appropriate, a post-effective amendment to the Registration Statement of which this Prospectus is a part.

     The sale of shares of Common Stock by the Selling Shareholders, or by pledgees, donees or transferees of, or successors in interest to, the Selling Shareholders, may also be effected from time to time by selling shares directly to purchasers or to or through broker-dealers, which sales may include long or short sales. In connection with any such sales, any such broker-dealer may act as agent for the Selling Shareholders or may purchase from the Selling Shareholders all or a portion of such shares as principal. Such sales may be made through Nasdaq or any exchange on which the shares of Common Stock may then be traded, in the over-the-counter market, in negotiated transactions or otherwise at prices and at terms then prevailing or at prices related to the then-current market prices or at prices otherwise negotiated. Shares may also be sold in one or more of the following transactions: (i) block transactions (which may involve crosses) in which a broker-dealer may sell all or a portion of such shares as agent but may position and resell all or a portion of the block as principal to facilitate the transaction; (ii) purchases by any such broker-dealer as principal and resale by such broker-dealer for its own account pursuant to a Prospectus Supplement; (iii) a special offering, an exchange distribution or a secondary distribution in accordance with applicable Nasdaq rules; (iv) ordinary brokerage transactions and transactions in which any such broker-dealer solicits purchasers; (v) sales "at the market" to or through a market maker or into an existing trading market, on an exchange or otherwise, for such shares; (vi) transactions in options, swaps or other derivatives (whether exchange listed or otherwise); (vii) sales in other ways not involving market makers or established trading markets, including direct sales to institutions or individual purchasers; and (viii) any combination of the foregoing, or by any other legally available means. In addition, the Selling Shareholders or their successors in interest may enter into hedging transactions with broker-dealers who may engage in short sales of Common Stock in the course of hedging the positions they assume with the Selling Shareholders. The Selling Shareholders or their successors in interest may also enter into option or other transactions with broker-dealers that require the delivery to such broker-dealers of the shares of Common Stock, which shares of Common Stock may be resold thereafter pursuant to this Prospectus.

     In effecting sales, broker-dealers engaged by the Selling Shareholders may arrange for other broker-dealers to participate. Broker-dealers will receive commissions or other compensation from the Selling Shareholders in amounts to be negotiated immediately prior to the sale that are not expected to exceed those customary in the types of transactions involved. Broker-dealers may also receive compensation from purchasers of the shares which is not expected to exceed that customary in the types of transactions involved.

     The Company will pay substantially all the expenses incurred by the Selling Shareholders and the Company incident to the offering and sale of the shares of Common Stock offered hereby to the public, but excluding any discounts, commissions and fees of underwriters, broker-dealers or agents or legal fees incurred by the Selling Shareholders. The Company has agreed to indemnify certain of the Selling Shareholders against certain liabilities, including liabilities under the Securities Act.

     To the extent required, the specific number of shares to be sold, the names of the Selling Shareholder(s), the respective purchase prices and public offering prices, the names of any agents, dealers or underwriters, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying Prospectus Supplement or in an amendment to the registration statement of which this Prospectus is a part, as appropriate.

                        SHARES ELIGIBLE FOR FUTURE SALE

     On May 5, 1998, IEL had outstanding 20,467,319 shares of Common Stock.
Of these shares, 11,419,281 shares of Common Stock are freely tradeable without restriction or further registration under the Securities Act, except for shares purchased by an existing "affiliate" of the Company which will be subject to the volume of sale, manner of sale and notice limitations of Rule 144 under the Securities Act. The 9,048,038 remaining shares of Common Stock are "restricted" shares under the Securities Act. The holders of the 3,525,000 Performance Shares have agreed pursuant to separate agreements (the Redemption Agreement and the Redemption and Cancellation Agreement) to tender such Performance Shares for redemption by the Company when and to the extent they are released from the escrow pursuant to which they are held. Upon receipt of any of the Performance Shares, the Company has agreed to cancel such shares. In addition, such holders have agreed to grant an irrevocable proxy to a national banking association which has agreed not to vote the Performance Shares. As a result of the foregoing, the 3,525,000 Performance Shares should not become available for future sale and are not included in the total number of shares outstanding.

     The Company currently has outstanding convertible Preferred Stock. If all the outstanding convertible Preferred Stock were converted into shares of Common Stock as at May 5, 1998, and if all warrants and options outstanding were exercised, there would be outstanding 27,422,588 shares of Common Stock. Of these, the Company currently has registered for resale 200% of the 1,233,694 shares of Common Stock as contemplated in this Prospectus. The Company has an agreement in principle with B/EA pursuant to which B/EA and the Company have agreed that the Company will redeem the Class A Preference Shares held by B/EA at their redemption price of $1,000 per share plus accrued and unpaid dividends in an amount equal to approximately $100,000 per month through March, 2000 to commence on an agreed-upon date. If the Company is in compliance with its redemption obligations, B/EA has agreed not to convert any of its Class A Preference Shares. See "Risk Factors-- Shares Eligible for Future Sales; Possible Effect on Additional Equity Financing."

     In general, Rule 144 provides a person, including affiliates of the Company, may sell an amount of shares which were last purchased from the issuer or an affiliate of the issuer a minimum of one year prior to such sales, such that, within any three-month period, such person's sales do not exceed the greater of 1% of the then outstanding shares of the Common Stock or the average weekly trading volume in composite trading on all exchanges during the four calendar weeks preceding such sale. In addition, sales under Rule 144 may be made only through unsolicited "broker's transactions" or transactions directly with a "market maker" and are subject to various other conditions. A person who is not deemed an affiliate is entitled to sell shares which were last purchased from the issuer or an affiliate of the issuer a minimum of at least two years prior to such sale under Rule 144 without regard to the volume and other limitations described above.

     The market for the Common Stock has been thinly traded and may be inefficient. There can be no assurance that a more meaningful trading market will develop after the sales contemplated hereunder or that the trading market will be any more efficient. No prediction can be made as to the effect, if any, that market sales of shares of Common Stock or the availability of such shares of Common Stock for sale will have on the market price of the Common Stock prevailing from time to time. Nevertheless, sales of substantial amounts of Common Stock in the public market may have an adverse impact on such market price.

Registration Rights

     The Harrah's Entities. Pursuant to a Registration and Preemptive Rights Agreement (the "Registration and Preemptive Rights Agreement"), the Harrah's Entities have three demand registration rights to cause the Company to register the Common Stock owned by the Harrah's Entities, provided, that, except for the special demand described below, prior to June 30, 1998, no such demand registration can be brought for a number of shares in excess of one million shares unless the Company receives the opinion of its investment banker that the trading price of the Common Stock would not fall by more than 25% for more than 15 consecutive trading days as a result of such sale, in which case a demand could be brought with respect to up to such number of shares of Common Stock as would not cause the market price to fall below such level. Each such offering shall be underwritten on a firm commitment basis by an underwriter chosen by the Company. The demand rights are subject to customary restrictions such as 120 day blockage periods for corporate developments or registered offerings by the Company, cut-backs and etc. The Company also agreed pursuant to such agreement that until the earlier of when the Harrah's Entities own less than 5% of the outstanding Voting Shares of the Company on a fully-diluted basis (as defined in the Bye-Laws), the Harrah's Entities would have customary piggy-back rights to include their shares of Common Stock in registered offerings by the Company.

     The Harrah's Entities have one additional demand registration right, which may be exercised by written demand given to the Company at any time during the 180-day period beginning on the 61st day after the "Inaugural Date" (i.e., the date on which actual gaming takes place on the first aircraft installed with the Sky Games system on SIA). The Company has also agreed that it shall not file a registration statement within such 60-day period to register sales on its own behalf. In the event the demand is not exercised within the 180-day period, the right shall automatically expire. The Harrah's Entities may specify that all or any part of their holdings (but in no event less than the number of shares which would reduce HIIC's holdings to 19.9% on an issued and outstanding basis) be registered pursuant to such demand. The restrictions on demand registrations contained in Section 2(d) of the Registration and Preemptive Rights Agreement will not be applicable to such demand registration. Upon receipt of notice from the Harrah's Entities, the Company will, at Harrah's Entities' election, use its best efforts either to (i) arrange a firmly underwritten offering for the shares in the demand, at a price acceptable to the Harrah's Entities, in their sole discretion, in satisfaction of the demand right; or (ii) locate a buyer, in a private sale at a price acceptable to the Harrah's Entities in their sole discretion for not less than all of the Harrah's Entities' holdings in the Company. The Harrah's Entities may also locate a buyer for such amount of shares, and the Company will offer, in either instance, to such potential buyers in a private sale, Board representation and registration rights substantially similar to those the Harrah's Entities have with respect to the Company in such a manner that does not require the approval of the shareholders of the Company. In the event of an underwritten offering, the Harrah's Entities shall select the underwriter, which underwriter shall be reasonably acceptable to the Company. Upon the consummation of any sale of shares of the Company owned by the Harrah's Entities, either pursuant to a public sale or to a private buyer, the Harrah's Entities shall cause all or such number of their designees on the Board of Directors to resign so that it will only have such number of designees as they would then be entitled to elect pursuant to the bye-laws of the Company given its share holdings of the Company after such transaction. This special demand right was granted to the Harrah's Entities in consideration for their agreement not to exercise their existing right under the Registration and Preemptive Rights Agreement to include their shares of IEL Common Stock for sale pursuant to the registration statement of which this Prospectus is a part.

     The Harrah's Entities shall bear the costs of their legal counsel and any underwriting discounts, commissions or allowances in connection with all sales pursuant to the foregoing, and the Company shall bear all other fees and expenses of such registrations.

     The Harrah's Entities have the right to purchase securities offered by the Company for as long as the Harrah's Entities own 20% or more of the outstanding Common Stock on a fully-diluted basis (as defined in the Bye-Laws) at the same price and terms such securities are otherwise being offered. The Harrah's Entities also have the right for as long as the Harrah's Entities own 20% or more of the outstanding Voting Shares on a fully-diluted basis (as defined in the Bye-Laws) to participate on a proportionate basis in any non-pro rata stock repurchases or redemptions conducted by the Company. At any time that the Harrah's Entities own less than 10% of the outstanding Voting Shares, on a fully-diluted basis (as defined in the Bye-Laws), the Company has the right to cause the Harrah's Entities to sell their Voting Shares pursuant to a registered sale and the Harrah's Entities have the right to cause the Company to file a registration statement to sell their Voting Shares in the event (i) of any change in or conduct of the business or proposed business of the Company or any of its subsidiaries or any other action or inaction of the Company or any of its subsidiaries which would constitute a Disqualifying Action or (ii the Company does not redeem a "Disqualified Holder" (as defined in the Bye-Laws) pursuant to the Bye-Laws, in each case at the Company's expense without being subject to the limitations on demand rights set forth above. Upon any conversion of any Class A Preference Shares issued to B/EA as part of the B/E Conversion, the Company shall issue to the Harrah's Entities a number of shares of Common Stock upon payment of the par value thereof by the Harrah's Entities such that such number of shares plus the shares previously issued to the Harrah's Entities constitutes the same percentage of the outstanding Common Stock on a fully-diluted basis (as defined in the Bye-Laws) as the number of shares issued to the Harrah's Entities constituted of the outstanding Common Stock on a fully-diluted basis (as defined in the Bye-Laws) prior to such issuance.

     B/EA. B/EA has, subject to certain conditions, one demand registration right with respect to not less than $2 million of the shares of Common Stock received pursuant to a conversion of the Class A Preference Shares and the right to include its shares of Common Stock received upon conversion of the Class A Preference Shares in registered offerings by the Company.

     PCIG, CCI and PHI. In addition to their right to require the Company to file the registration statement of which this Prospectus is a part and to include shares of Common Stock acquired pursuant to their additional equity commitment, PCIG, CCI and PHI have the right to include shares obtained by them pursuant to the Private Placement, including any shares acquired as part of their additional equity commitment, in any subsequent registration statement filed by the Company while the Company was required to be keep the registration statement of which this Prospectus is a part effective but PCIG, CCI or PHI were unable to sell pursuant to such registration statement. See "Selling Shareholders--Additional Equity Commitments."

     HIIL. HIIL has the right to require the Company to include its shares acquired pursuant to the HIIL Subscription Agreement, including any shares acquired as part of its additional equity commitment, in the registration statement of which this Prospectus is a part and is including the 748,997 shares of Common Stock offered by this Prospectus pursuant to such right. HIIL also has the right to include shares of Common Stock acquired pursuant to the HIIL Subscription Agreement in any subsequent registration statement filed by the Company on behalf of PCIG and CCI pursuant to the Private Placement. See "Selling Shareholders--Additional Equity Commitments."

     Other. As part of terminating the Company's relationship with its prior financial relations firm, Corporate and Financial Relations, the Company agreed that under certain circumstances it will include in registrations by the Company under the Securities Act shares of Common Stock owned by Jay Jacobson. Mr. Jacobson owns 22,000 shares of Common Stock which are being offered by this Prospectus pursuant to an exercise of such right and warrants and options for the purchase of an additional 40,000 shares of Common Stock as to which he does not have such registration rights.

     The Redemption Agreement provides piggyback registration rights for the shares of Common Stock issued under such agreement.

Option Plans

     The Board of Directors of the Company has adopted a Management Incentive Stock Option Plan (the "MIP") and a Directors Option Plan, in order to be able to attract and motivate qualified management and directors. The MIP provides for the allocation of options for up to 4,070,105 shares of Common Stock to be issued to the management of the Company. Options for 3,027,300 shares of Common Stock were issued as of May 5, 1998, but none were exercisable. The Director Option Plan (the "DOP") provides for an allocation of options for up to 500,000 shares of Common Stock to be issued as an automatic grant of options for 10,000 shares of Common Stock to all directors holding office on the date of each annual meeting of shareholders at the trading price on such day. As of May 5, 1998, options for 150,000 shares of Common Stock were outstanding under the DOP. In addition, options for 1,130,000 shares of Common Stock are outstanding under the 1996 Option Plan. See "Description of Capital Stock--Options."

                                 LEGAL MATTERS

     The validity of the shares of Common Stock being offered hereby will be passed upon for the Company by Appleby, Spurling & Kempe, Bermuda legal counsel of the Company.

                                    EXPERTS

     The consolidated financial statements and schedule of the Company at December 31, 1997 and for the 10-month period then ended included in the Company's Annual Report on Form 10-K/A for the 10 months ended December 31, 1997 have been audited by Ernst & Young LLP, and at February 27, 1997 and for each of the two years in the period ended February 28, 1997 also included in the Company's Annual Report on Form 10-K/A for the 10 months ended December 31, 1997 have been audited by Buckley Dodds, Chartered Accountants, as set forth in their respective reports thereon included therein and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files reports, proxy and information statements and other information with the Commission. Reports, proxy and information statements and other information filed with the Commission can be inspected and copied during normal business hours at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at its regional offices at 7 World Trade Center, 13th Floor, New York, New York 10048; and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a website at http://www.sec.gov containing reports, proxy and information statements, and other information concerning the Company can also be inspected at the offices of the Nasdaq Stock Market, Inc., 1735 K Street, N.W., Washington, D.C. 30006-4300.

     This Prospectus constitutes a part of a Registration Statement filed by Company with the Commission under the Securities Act. This Prospectus omits certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement and to the exhibits relating thereto for further information with respect to the Company and the Common Stock. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

     Set forth below is an estimate (except for the Securities and Exchange Commission Registration Fee) of the fees and expenses anticipated to be payable by the Company, in connection with the registration and distribution of the Common Stock being registered:


     Securities and Exchange Commission Registration Fee...  $  2,550
     Blue Sky Fees and Expenses............................     2,000
     Legal Fees............................................    45,000
     Accounting Fees.......................................    30,000
     Printing and Miscellaneous............................    20,450
                                                             --------
               Total.......................................  $100,000
                                                             ========


Item 15.  Indemnification of Directors and Officers.

     Members of IEL's Board of Directors, IEL's officers and members of committees appointed by IEL's Board of Directors are entitled to indemnification in defending any proceedings, whether civil or criminal, in which judgment is given in such person's favor, or in which such person is acquitted, or in connection with any application under the Companies Act 1981 (the "Companies Act") in which relief from liability is granted to such person by a court regarding all civil liabilities, losses, damages or expenses (including but not limited to liabilities under contract, tort and statute or any applicable foreign law or regulation and all reasonable legal and other costs and expenses properly payable) incurred or suffered by such Director, officer or committee member. Indemnity is extended to any person acting as a Director, officer or committee member in the reasonable belief that he has been so appointed or elected notwithstanding any defect in such appointment or election provided that such indemnity contained does not extend to any matter which would render it void pursuant to the Companies Act.

     Every Director, officer and member of a committee duly constituted by IEL shall be indemnified out of the funds of IEL against all liabilities incurred by such Director, officer or committee member.

     To the extent that any Director, officer or member of a committee is entitled to claim an indemnity pursuant to IEL's Bye-Laws in respect of amounts paid or discharged by him, the relative indemnity shall take effect as an obligation of IEL to reimburse the person making such payment or effecting such discharge.

     The Companies Act 1981 (the "Companies Act") permits indemnification pursuant to a company's bye-laws or in any contract or arrangement between the company and any officer, or any person employed by the company as auditor, regarding any loss arising or liability attaching to such person by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust of which the officer or person may be guilty in relation to the company or any subsidiary thereof.

     The Companies Act provides further that any provision for indemnification, whether contained in bye-laws of a company or in any contract or arrangement between the company and any officer, or any person employed by the company as auditor, exempting such officer or person from, or indemnifying him against any liability which by virtue of any rule of law would otherwise attach to him in respect of any fraud or dishonesty of which he may be guilty in relation to the company shall be void, provided that nothing shall operate to deprive any person of any exemption or right to be indemnified in respect of anything done or omitted to be done by such person while any such provision was in force; and notwithstanding the foregoing a company may, in pursuance of any such provision as aforesaid indemnify any such officer or auditor against any liability incurred by him in defending any proceedings, whether civil or criminal in which judgment is given in his favour or in which he is acquitted or when relief is granted to him by a court pursuant to the Companies Act.

     A company may purchase and maintain insurance for the benefit of any officer of the company against any liability incurred by him pursuant to such persons noncompliance with the Companies Act, regulations or in his capacity as an officer of the company or indemnifying such an officer in respect of any loss arising or liability attaching to him by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust of which the officer may be guilty in relation to the company or any subsidiary thereof and nothing in the Companies Act shall make void or voidable any such policy. IEL maintains Directors and Officers insurance.

     The Company has individual indemnification agreements with each of its directors and officers pursuant to which it is obligated to indemnify them for actions in their roles as directors and officers of the Company.

Item 16.  Exhibits



Exhibit Number      Description
--------------      -----------
      5             Opinion of Appleby, Spurling & Kempe, Bermuda legal counsel of the Company, regarding the legality of the shares of
                    Common Stock.

      23            Consents of Experts and Counsel:

                    (a) The consent of Buckley Dodds, Chartered Accountants;

                    (b) The consent of Appleby, Spurling & Kempe is included in their opinion filed as Exhibit 5; and

                    (c) Ernst & Young LLP.

      24            Power of Attorney for Mr. Geller, Mr. Stevenson, Mr. Lamm,
                    Mr. Irwin, Mr. Burke, Mr. Clements, Mr. Atwood, Mr. Boushy,
                    Mr. Deeson and Ms. Wormser were included on page II-6 of the registration statement filed on March 26, 1998.

      99.1 Resolution of Board of Directors of the Company designating and setting forth the rights and preferences of the Class A
                    Preference Shares dated June 17, 1997. (Incorporated by reference to Exhibit 4(c) to the Registrant's Form 8-K filed
                    June 27, 1997).

      99.2 Resolutions of the Board of Directors of the Company designating and setting forth the rights and preferences of the Series A Class B Preference Shares dated as of December
                    9, 1997. (Incorporated by reference to Exhibit 4(a) to the Registrant's Form 8-K dated December 17, 1997).

      99.3 Resolutions of Board of Directors of the Company designating and setting forth the rights and preferences of the Series B
                    Class B Preference Shares, dated February 16, 1998.

      99.4          Form of Warrant issued to each of Proprietary Convertible
                    Investment Group, Inc. and CC Investments, LDC.
                    (Incorporated by reference to Exhibit 4(b) to the Registrant's Form 8-K dated December 17, 1997).




      99.5 Form of Registration Rights Agreement between the Company and each of Proprietary Convertible Investment Group, Inc.
                    and CC Investments, LDC dated December 17, 1997.
                    (Incorporated by reference to Exhibit 4(c) to the Registrant's Form 8-K dated December 17, 1997).

      99.6 Form of Securities Purchase Agreement between the Company and each of Proprietary Convertible Investment Group, Inc.
                    and CC Investments, LDC dated December 17, 1997, without exhibits. (Incorporated by reference to Exhibit 99 to the Registrant's Form 8-K dated December 17, 1997).

      99.7          Warrant issued to Palisades Holding, Inc.

      99.8          Registration Rights Agreement between the Company and
                    Palisades Holding, Inc. dated February 20, 1998.

      99.9          Securities Purchase Agreement between the Company and
                    Palisades Holding, Inc. dated February 20, 1998.

      99.10         Agreement dated March 17, 1997 between Jay Jacobson and the
                    Company.

      99.11 Redemption Agreement, dated as of February 25, 1997, between the Company and Anthony Clements and Rex Fortescue.
                    (Incorporated by reference to Exhibit 3.12 to the Registrant's Form 20-F filed September 12, 1997).

      99.12         Redemption and Cancellation Agreement, dated as of April 30,
                    1997, between the Company and Sky Games International, Inc.
                    (Incorporated by reference to Exhibit 3.13 to the Registrant's Form 20-F filed September 12, 1997).

      99.13         Consulting Agreement dated as of April 30, 1997, between the
                    Company and James P. Grymyr. (Incorporated by reference to
                    Exhibit 3.14 to the Registrant's Form 20-F filed September
                    12, 1997).

      99.14 Shareholder Rights Agreement, dated June 17, 1997, between the Company and Harrah's Interactive Investment Company.
                    (Incorporated by reference to Exhibit 3.15 to the Registrant's Form 20-F filed September 12, 1997).

      99.15 Continuing Services Agreement, dated June 17, 1997, between the Company and Harrah's Interactive Entertainment Company.
                    (Incorporated by reference to Exhibit 3.17 to the Registrant's Form 20-F filed September 12, 1997).

      99.16 Plan and Agreement of Merger and Amalgamation, dated as of May 13, 1997, among the Company, SGI Holding Corporation
                    Limited, IEL and Harrah's Interactive Investment Company.
                    (Incorporated by reference to Exhibit 2 to the Registrant's
                    Form 8-K filed June 27, 1997).

      99.17         Registration and Preemptive Rights Agreement, dated June 17,
                    1997, between the Company and Harrah's Interactive
                    Investment Company. (Incorporated by reference to Exhibit
                    4(a) to the Registrant's Form 8-K filed June 27, 1997).

      99.18 Registration Rights Agreement, dated June 17, 1997, between the Company and B/E Aerospace, Inc. (Incorporated by reference to Exhibit 4(b) to the Registrant's Form 8-K filed
                    June 27, 1997).




      99.19         Termination Agreement and Release, dated as of June 17,
                    1997, among the Company, SGI Holding Corporation Limited,
                    IEL, Harrah's Interactive Investment Company, and Harrah's
                    Interactive Entertainment Company. (Incorporated by reference to Exhibit 3.21 to the Registrant's Form 20-F filed September 12, 1997).

      99.20 Subscription Agreement, dated as of October 22, 1997, between the Company and Henderson International Investments
                    Limited. (Incorporated by reference to Exhibit 3.22 to the Registrant's Form 10-Q dated November 19, 1997).

      99.21 Subscription Agreement, dated as of October 22, 1997, between the Company and Michael A. Irwin. (Incorporated by reference to Exhibit 3.23 to the Registrant's Form 10-Q dated November 19, 1997).

      99.22         First Amendment to Registration and Preemptive Rights
                    Agreement dated March 18, 1998 between the Company and
                    Harrah's Interactive Investment Company.

      99.23         First Amendment to Subscription Agreement between the
                    Company and Henderson International Investments Limited dated April 2, 1998.


Item 17.  Undertakings.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

     (1) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

     (2) for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

     (4) for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     (5) for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

     (6) for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                 SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Memphis, State of Tennessee, on the 7th day of May, 1998.

                                       INTERACTIVE ENTERTAINMENT LIMITED

                                       By:/s/ David B. Lamm
                                          ------------------------------------
                                              David B. Lamm
                                              Chief Financial Officer,
                                              Treasurer and Secretary

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on May 7, 1998.

          Signature                             Capacity
          ---------                             --------
Laurence S. Geller*                Chairman of the Board and a Director

Gordon Stevenson*                  President, Chief Executive Officer and a
                                     Director (Principal Executive Officer)

/s/ David B. Lamm                  Chief Financial Officer, Treasurer and
------------------------------       Secretary (Principal Financial Officer)
    David B. Lamm

Michael A. Irwin*                  Director of Finance and Administration
                                     (Principal Accounting Officer)

Malcolm P. Burke*                  Director

Anthony P. Clements*               Director

Charles L. Atwood*                 Director

John M. Boushy*                    Director

Brian Deeson*                      Director


------------------------------     Director
         Amnon Shiboleth

Judy Wormser*                      Director


------------------------------     Director
         Phillip Gordon

*By: /s/ David B. Lamm
     -------------------------
         David B. Lamm,
         Attorney-In-Fact
